Exhibit 99.2

®

N E W S   R E L E A S E

Atmel Announces Additional $300 Million to Stock Repurchase Program

SAN JOSE, CA, May 4, 2011 -- Atmel® Corporation (Nasdaq: ATML), a leader in microcontroller and touch solutions, today announced that its Board of Directors has authorized an additional $300 million allocation of funds to its existing common stock repurchase program.

The program authorizes the purchase of Atmel common stock in the open market depending upon market conditions and other factors.  The program does not have an expiration date.  The number of shares repurchased and the timing of repurchases will be based on the level of cash balances, general business and market conditions, regulatory requirements and other factors, including alternative investment opportunities.

“The addition of $300 million to our current program reflects the strength in our business and our ongoing confidence in our outlook for the company,” said Stephen Cumming, Atmel’s Vice President and Chief Financial Officer.

About Atmel

Atmel is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on industrial, consumer, communications, computing and automotive markets.

© 2011 Atmel Corporation. Atmel®, Atmel logo and combinations thereof, and others are registered trademarks or trademarks of Atmel Corporation or its subsidiaries. Other terms and product names may be trademarks of others.

Safe Harbor for Forward-Looking Statements

Information in this release regarding Atmel’s forecasts, business outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements may include comments about our future operating and financial performance, including our outlook for 2011 and expectations regarding market share and product revenue growth, and Atmel’s strategies. All forward-looking statements included in this release are based upon

Atmel Corporation • 2325 Orchard Parkway • San Jose CA  95131 • Phone (408) 441-0311 • Fax (408) 487-2600

information available to Atmel as of the date of this release, which may change. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions; the inability to realize the anticipated benefits of transactions related to our manufacturing assets, restructuring plans and other initiatives in a timely manner or at all; the impact of competitive products and pricing; timely design acceptance by our customers; timely introduction of new products and technologies; ability to ramp new products into volume production; industry wide shifts in supply and demand for semiconductor products; industry and/or company overcapacity or undercapacity; effective and cost efficient utilization of manufacturing capacity; financial stability in foreign markets and the impact of foreign exchange rates; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; the market price of our common stock; compliance with U.S. and international laws and regulations by us and our distributors; litigation; unfavorable results of legal proceedings; and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2010, filed on March 1, 2011, and our subsequent Form 10-Q reports. Atmel assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Peter Schuman

Director, Investor Relations

(408) 518-8426

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